LIMITED POWER OF ATTORNEY - SECURITIES LAW COMPLIANCE

I, as an officer or director of SVB Financial Group and subsidiaries, appoint Karen Hon, Kamran Husain, Annie Loo and Denise West, each of them, my true and lawful attorney-in-fact and agent to complee and execute Forms 144, Forms 3, 4 and 5 and other forms as the attorney determines in his or her discretion are required or advisable pursuant to Rule 144 under the Securities Act of 1933 (as amended), Section 16 of the Securities Exchange Act of 1934 (as amended) or the Securities and Exchange Commission's rules and regulations, or any successor laws or regulations, as consequence of my ownership, acquisition or disposition of secrities of SVB Financial roup, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, and other person or agency as he attorney deems appropriate. I ratify and confirm all that the attorneys-in-act and agents do or cause to be done.

This Limited Power of Attorney is executed in Santa Clara, CA as of the date below and shall remain effective unless I am no longer required to complete said forms or until my revocation in writing of this Limited Power of Attorney.


                                    Signature /s/ Joan S. Parsons

                                    Joan S. Parsons
                                    Type or Print Name

                                    Dated:  5/31/12

Witness:

/s/ Josefina Pulido   /s/ Patricia Gaddis

Josefina Pulida      Patricia Gaddis
Type or Print Name

Dated:  5/31/12